CERTIFICATE OF OWNERSHIP AND
MERGER MERGING
CHINA WESEN RECYCLING TECHNOLOGY, INC.
INTO
SRKP 23, INC.

(Pursuant to section 253 of the General Corporation Law of the state of Delaware)

SRKP 23, Inc., (the “Company”) a corporation organized and existing under the laws of the state of Delaware, does hereby certify:

First: That this Company was incorporated on October 11, 2007 pursuant to the General Corporation Law of the state of Delaware.

Second: That this Company owns all of the issued and outstanding shares of stock of China Wesen Recycling Technology, Inc., a corporation organized and existing under the laws of the state of Delaware.

Third: That this Company, by resolutions of its board of directors duly adopted by unanimous written consent on November 23, 2010 determined to merge into itself said China Wesen Recycling Technology, Inc. which resolutions are set forth on Exhibit A, attached hereto and incorporated herein.

Fourth:  The Certificate of Incorporation of the Company is hereby amended by deleting Article I of the Certificate of Incorporation in its present form and substituting therefore new Article I in the following form:  The name of the Company is China Wesen Recycling Technology, Inc.

Fifth:  The merger shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, SRKP 23, Inc. has caused this Certificate of Ownership and Merger to be executed by a duly authorized officer this 23rd day of November 2010.

SRKP 23, Inc.

By:	/s/ Richard Rappaport
Name:	Richard Rappaport
Title:	President

Exhibit A
RESOLUTIONS

Formation of Wholly-Owned Subsidiary to Effectuate a Name Change

WHEREAS, the Company was formed for the sole purpose of changing the name of SRKP 23, Inc., (the “Parent”) to China Wesen Recycling Technology, Inc. to better reflect the business of the Parent (the “Name Change”);

WHEREAS, Section 253 of the DGCL permits the “short-form” merger into a parent corporation of a subsidiary corporation where at least 90% of the outstanding shares of each class of stock of the subsidiary corporation are owned by the parent corporation by executing, acknowledging and filing, in accordance with section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of adoption; and

WHEREAS, the Name Change shall be effectuated by the filing of a certificate of ownership and merger merging the Company into the Parent.

NOW, THEREFORE, BE IT RESOLVED, that the form of Certificate of Ownership and Merger  (the “Certificate of Merger”) attached hereto as Exhibit A to be filed is hereby adopted and approved with such additions, modifications, or deletions as the sole officer of the Company deems necessary or appropriate and in the best interest of the Company and its stockholders.

RESOLVED FURTHER, that the sole officer of the Company be, and hereby is, authorized and directed, to cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.